EXHIBIT 10.2

FIRST AMENDMENT TO

BEAR STATE FINANCIAL, INC.

2011 OMNIBUS INCENTIVE PLAN

THIS FIRST AMENDMENT TO THE BEAR STATE FINANCIAL, INC. 2011 OMNIBUS INCENTIVE PLAN (this “First Amendment”) is made effective as of this 25th day of May, 2016 (the “Effective Date”), by the Board of Directors (the “Board”) of Bear State Financial, Inc., an Arkansas corporation (the “Company”). Unless otherwise indicated herein, all capitalized terms used herein without definition shall have the meanings ascribed to them in the Plan (defined below).

RECITALS:

WHEREAS, the Company sponsors the Bear State Financial, Inc. 2011 Omnibus Incentive Plan, initially approved by the Company’s shareholders on April 29, 2011 (the “Plan”);

WHEREAS, the Board has determined that it is in the best interests of the Company and its shareholders to amend the Plan so as to give the Company increased flexibility in designing qualified performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (collectively, the “Code”);

WHEREAS, the Board unanimously adopted, subject to approval by the Company’s shareholders, an amendment (the “First Amendment”) to the Plan, to expand the list of performance measures that may be used under the Plan in connection with the granting of performance-based awards; and

WHEREAS, shareholders are also being asked, in accordance with Section 162(m) of the Code to reapprove the material terms of the Plan.

NOW, THEREFORE, BE IT RESOLVED, that subject to the receipt of Shareholder Approval (as defined below), the Plan is hereby amended as follows:

1.         Performance Measures. Article 13 of the Plan is hereby amended to include the following additional performance measures:

●	core earnings per share;
●	capital adequacy measures, including Tier I Leverage Ratio and Total Risk-Based Capital Ratio;
●	asset quality ratios such as the ratio of criticized/classified assets to capital, the ratio of classified assets to capital and the allowance for loan and lease losses, the ratio of nonperforming loans and leases and/or past due loans and leases greater than 90 days and non-accrual loans and leases to total loans and leases, the ratio of nonaccrual loans and leases to total loans and leases or the ratio of net charge-offs to average loans and leases, the Texas Ratio or other similar asset quality measures;

●	efficiency ratio and other similar measures or ratios of operating performance;
●	non-interest income/non-interest expense;
●	book value and book value per share;
●	tangible book value and tangible book value per share;
●	net asset value per share;
●	total market value;
●	net interest income, net interest spread, and net interest margin;
●	earnings before interest, taxes, depreciation and/or amortization, and other non-GAAP measures of earnings;
●	effective tax rate;
●	cash generation or other cash measures;
●	cash earnings per share;
●	expenses, including expense management, expense ratio, or other expense measures;
●	liquidity management including total loans and leases to total deposits and total loans and leases to total funding;
●	deposit growth and composition;
●	securities portfolio (value, yield, spread, maturity or duration);
●	loan originations;
●	allowance for loan and lease losses and allowance for loan and lease losses to total loans and leases;
●	loss ratio;
●	net charge-offs;
●	adversely classified assets;
●	nonaccrual loans;
●	regulatory ratings;
●	regulatory compliance;
●	asset or liability interest rate sensitivity;
●	satisfactory internal or external audits;
●	achievement of balance sheet or income statement objectives;
●	shareholder value added;
●	working capital;
●	enterprise risk measures;
●	customer profitability measures;
●	dividend payout or dividend growth;
●	internal rate of return or increase in net present value;
●	any combination of or ratio involving any of the foregoing.

2.         Shareholder Approval. In order to comply with the requirements of Section 162(m) of the Code, the Board previously authorized the President and Chief Executive Officer and any Vice President of the Company to submit the First Amendment to a vote of the shareholders of the Company and to solicit their approval of the same at its annual meeting of shareholders to be held on May 25, 2016.

3.         Effect of Amendment. This First Amendment contains the entire understanding, and supersedes any prior understandings, respecting the subject matter of this First Amendment. The Plan, as amended hereby, is hereby ratified and confirmed, and the Plan, as so amended, remains in full force and effect.

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